Exhibit 99.1

For Immediate Release
April 20, 2011
OTC BB: “CCBC”

CHINO COMMERCIAL BANCORP REPORTS IMPROVED

EARNINGS FOR FIRST QUARTER

     Chino, California, April 20, 2011 – The Board of Directors of Chino Commercial Bancorp (OTCBB:CCBC), the parent company of Chino Commercial Bank, N.A., announced the results of operations for the Bank and the consolidated holding company for the first quarter ended March 31, 2011 with net earnings of $204,305, a 392.4% increase from net income of $41,285 for the first quarter of last year. The improvement in earnings resulted from a combination of recognized gain on sale of OREO, as well as a lower provision to Loan Loss Reserve, based on moderately improving loan quality and lower average balances. Net income per basic share for the first quarter was $0.21 as compared to $0.06 for the first quarter last year.

     Dann H. Bowman, President and Chief Executive Officer stated, “We are very pleased with the performance of the Bank during the first quarter. Economic conditions appear to be slowly improving, and many of our small business customers are reporting better than expected operating results. At the end of the first quarter the Bank reported only one delinquent loan, and suffered no loan losses in the quarter.

     We continue to remain optimistic about the economy of the Inland Empire and the business customers we serve. At a time when other lenders may be cutting back, we are motivated and eager to keep lending to the small businesses in our community.”

     Financial Condition

     At March 31, 2011, total assets were $114.8 million, an increase of $0.9 million or 0.8% from December 31, 2010, and an increase of $4.0 million or 3.7% from March 31, 2010. This is a direct result of the growth of the Bank’s deposits.

     Total deposits increased by 0.7% to $103.8 million at March 31, 2011, an increase from $103.0 million at December 31, 2010. Total deposits increased 3.3% from March 31, 2010’s balance of $100.4 million. At March 31, 2011, the Company’s core deposits represent 86.7% of the total deposits.

     Loans decreased $1.1 million or 1.9% during the first quarter from December 31, 2010 with a remaining balance of $59.4 million at March 31, 2011. Comparing the balances of March 31, 2010, the Company’s loans decreased $1.1 million or 1.9% during the twelve month period. The Bank’s asset quality improved in the first quarter as the level of OREO declined from $516 thousand to -0- and the level of Nonperforming assets to total loans and OREO improved from 7.68% at December 31, 2010 to 6.88% at March 31, 2011.

     Earnings

     The Company posted net interest income of $1,019,371 for the quarter ended March 31, 2011 as compared to $952,763 for the quarter ended March 31, 2010, due to decreased average balances in interest-bearing deposits. Average interest-earning assets were $94.6 million with average interest-bearing liabilities of $60.4 million, yielding a net interest margin of 4.37% for the first quarter of 2011; as compared to the average interest-earning assets of $93.6 million with average interest-bearing liabilities of $62.3 million, yielding a net interest margin of 4.13% for the first quarter of 2010.

     Non-interest income totaled $393,053 for the first quarter of 2011, or an increase of 33.8% from $293,835 earned during the first quarter of 2010. Gain on sale of foreclosed assets increased to $61,000 in the first quarter of 2011, compared to a $149 gain recognized in the first quarter of 2010. Service charges on deposit accounts increased 13.8% to $304,657 due to increased return item and overdraft charges.

     The provision for loan losses decreased by $258,163 to $5,522 in the first quarter of 2011, compared to $263,685 in the first quarter of 2010. The reduction in provision was based upon a moderate improvement in asset quality, and a general reduction in total loans, coupled with no credit losses in the quarter.

     General and administrative expenses were $1,081,129 for the three months ended March 31, 2011 as compared to $928,926 for the first quarter of 2010. The largest component of general and administrative expenses was salary and benefits expense of $587,399 for the first quarter of 2011 as compared to $524,022 for the three months ended March 31, 2010. Other expense categories increased due to the Rancho Cucamonga office that opened on April 5, 2010. Directors fees decreased $1,722 due to the retirement of one director in September 2010. Other expenses decreased by $7,407 for the comparable three-month period due mainly to expenses of other real estate incurred prior to the sale.

     Income tax expense was $122,468 for the three months ended March 31, 2011 as compared to $12,702 for the three months ended March 31, 2010. The effective income tax rate for the first quarter of 2011 and 2010 is approximately 38% and 25%, respectively.

Forward-Looking Statements

     The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. The forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and readers are cautioned not to unduly rely on such forward-looking statements. Actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Factors that might cause such differences include, but are not limited to, the health of the national and California economies, the Company’s ability to attract and retain skilled employees, competition in the financial services market for both deposits and loans; the Company’s ability to increase its customer base; customers' service expectations, the Company's ability to successfully deploy new technology and gain efficiencies therefrom, the success of branch expansion, changes in interest rates, loan portfolio performance, the Company’s ability to enhance its earnings capacity, and other factors detailed in the Company’s SEC filings, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recent Form 10-K.

     Contact: Dann H. Bowman, President and CEO or Sandra F. Pender, Senior Vice President and CFO, Chino Commercial Bank, N.A., 14245 Pipeline Avenue, Chino, Ca. 91710, (909) 393-8880.

CHINO COMMERCIAL BANCORP
CONSOLIDATED BALANCE SHEET
March 31, 2011 and December 31, 2010

	March 31, 2011	December 31, 2010
	(unaudited)	(audited)
ASSETS:
Cash and due from banks	$5,701,774	$3,041,114
Federal Funds Sold	9,054,487	4,660,527
Total cash and cash items	$14,756,261	$7,701,641

Interest-bearing deposits in other banks	15,661,252	19,378,252
Investment securities available for sale	4,564,141	4,706,994
Investment securities held to maturity (fair value approximates
$2,142,000 at March 31, 2011 and $12,302,000 at December 31, 2010)	11,506,166	12,153,915
Total investments	31,731,559	36,239,161
Loans
Real estate	51,064,779	51,459,881
Commercial	7,700,304	8,411,117
Installment	667,377	649,455
Gross loans	59,432,460	60,520,453
Unearned fees and discounts	(31,918)	(27,204)
Loans net of unearned fees and discount	59,400,542	60,493,249
Allowance for loan losses	(1,447,675)	(1,442,153)
Net loans	57,952,867	59,051,096

Accrued interest receivable	426,626	382,943
Restricted stock	609,950	626,250
Fixed assets, net	6,488,770	6,342,670
Foreclosed assets	0	516,534
Prepaid & other assets	2,875,098	3,053,531
Total assets	$114,841,131	$113,913,826

LIABILITIES:
Deposits
Non-interest bearing	$50,314,030	$41,909,584
Interest Bearing
NOW and money market	31,958,312	36,241,586
Savings	2,088,028	2,085,092
Time deposits less than $100,000	5,553,271	6,377,430
Time deposits of $100,000 or greater	13,840,493	16,385,864
Total deposits	103,754,134	102,999,556

Accrued interest payable	77,683	104,967
Borrowings from Federal Home Loan Bank (FHLB)	0	0
Accrued expenses & other payables	689,551	700,046
Subordinated notes payable to subsidiary trust	3,093,000	3,093,000
Total liabilities	107,614,368	106,897,569
STOCKHOLDERS' EQUITY
Common stock, authorized 10,000,000 shares with no par value, issued and outstanding 748,314 shares at March 31, 2011 and at December
31, 2010.	2,750,285	2,750,285
Retained earnings	4,393,513	4,190,207
Accumulated other comprehensive income	82,965	75,765
Total stockholders' equity	7,226,763	7,016,257
Total liabilities & stockholders' equity	$114,841,131	$113,913,826

CHINO COMMERCIAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	For the three months ended
	March 31,
	2011	2010
Interest income
Investment securities and due from banks	$169,848	$168,592
Interest on Federal funds sold	2,605	0
Interest and fee income on loans	1,012,779	1,076,447
Total interest income	1,185,232	1,245,039
Interest expense
Deposits	114,898	241,283
Interest on Federal funds purchased	0	0
Interest on FHLB borrowings	0	30
Other borrowings	50,963	50,963
Total interest expense	165,861	292,276
Net interest income	1,019,371	952,763
Provision for loan losses	5,522	263,685
Net interest income after
provision for loan losses	1,013,849	689,078
Non-interest income
Service charges on deposit accounts	304,657	267,641
Other miscellaneous income	68,401	6,083
Dividend income from restricted stock	2,770	3,137
Income from bank-owned life insurance	17,225	16,974
Total non-interest income	393,053	293,835
General and administrative expenses
Salaries and employee benefits	587,399	524,022
Occupancy and equipment	114,581	85,848
Data and item processing	96,972	80,040
Advertising and marketing	16,153	13,818
Legal and professional fees	70,233	45,016
Regulatory Assessments	75,447	52,193
Insurance	10,425	8,941
Directors' fees and expenses	15,601	17,323
Other expenses	94,318	101,725
Total general & administrative expenses	1,081,129	928,926
Income before income tax expense	325,773	53,987
Income tax expense	122,468	12,702
Net income	$203,305	$41,285
Basic earnings per share	$0.27	$0.06
Diluted earnings per share	$0.27	$0.06

CHINO COMMERCIAL BANCORP

	For the three months ended
	March 31
	2011	2010
KEYFINANCIAL RATIOS
(unaudited)
Return on average equity	11.48%	2.56%
Return on average assets	0.72%	0.15%
Net interest margin	4.37%	4.13%
Core efficiency ratio	80.00%	74.52%
Net chargeoffs to average loans	0.00%	0.24%

AVERAGE BALANCES
(thousands, unaudited)
Average assets	$113,206	$108,030
Average interest-earning assets	$94,649	$93,617
Average gross loans	$60,277	$61,213
Average deposits	$102,136	$97,564
Average equity	$7,086	$6,460

CREDIT QUALITY	End of period
(unaudited)	March 31, 2011	December 31, 2010
Non-performing loans	$4,087,364	$4,167,573
OREO	0	516,534
Total non-performing assets	$4,087,364	$4,684,107

Non-performing loans to total loans	6.88%	6.89%
Non-performing assets to total loans and OREO	6.88%	7.67%
Non-performing loans to total assets	3.56%	3.66%
Allowance for loan losses to loans	2.44%	2.38%

OTHER PERIOD-END STATISTICS
(unaudited)	March 31, 2011	December 31, 2010
Shareholders equity to total assets	6.29%	6.16%
Loans to deposits	57.28%	58.76%
Non-interest bearing deposits to total deposits	48.49%	40.69%